UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2006

BPI Energy Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32695	75-3183021

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (440) 248-4200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 18, 2006, BPI Energy Holdings, Inc. (the “Company”) entered into an employment relationship with James E. Craddock pursuant to which Mr. Craddock agreed to serve as the Company’s Senior Vice President – Operations, with a start date of April 18, 2006. As compensation for this position, Mr. Craddock is entitled to the following:
•	An initial base salary of $250,000 per year and a $100,000 signing bonus;

•	A stock grant, on April 18, 2006, of 300,000 fully vested and unrestricted common shares;

•	A stock grant, on April 18, 2006, of 300,000 restricted common shares, which will vest at the rate of 100,000 shares per year over the next three years;

•	Reimbursement of the following relocation expenses: expenses relating to transportation, meals, lodging and other incidental expenses for one house hunting trip, moving expenses and temporary living expenses during the 90-day period following April 18, 2006;

•	Participation in the Company’s long-term incentive plans and key employee retention plans as established by the Compensation Committee of the Board of Directors;

•	Participation in the Company’s other standard benefit programs;

•	A company car (expenses included); and

•	Five weeks vacation.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On April 18, 2006, the Company’s Board of Directors appointed James E. Craddock as its Senior Vice President — Operations. From 2004 to April 2006, Mr. Craddock served as Chief Engineer for Burlington Resources Inc., an independent oil and gas company that was recently acquired by ConocoPhillips. Mr. Craddock worked for Burlington Resources Inc. for 21 years and held various positions during that time including General Manager — Asset Development, General Manager — Production and Director of Strategic Planning. Mr. Craddock is 47 years old. A press release announcing Mr. Craddock’s appointment is attached hereto as Exhibit 99.1.
See the disclosure under Item 1.01 above for the material terms of Mr. Craddock’s employment.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

99.1	Press Release of BPI Energy Holdings, Inc. dated April 18, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPI Energy Holdings, Inc.

By:	/s/ George J. Zilich

George J. Zilich
Chief Financial Officer and General Counsel
Date: April 18, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of BPI Energy Holdings, Inc. dated April 18, 2006